Exhibit 10.4

PERFORMANCE SHARE RIGHTS AGREEMENT

Dear Name:

Pursuant to the Childtime Learning Centers, Inc. 2003 Equity Compensation Plan (the “2003 Plan”) of Childtime Learning Centers, Inc. (the “Corporation”), the Corporation hereby grants you the right (the “Right”) to receive ____ shares of the Common Stock of the Corporation (collectively, the “Shares”), upon the terms and conditions contained in this Agreement and in the 2003 Plan, a copy of which is attached hereto and made a part hereof. The date of this grant is _______.

1.	This grant is intended to be an “other stock-based award” under Paragraph 20 of the 2003 Plan.

2.

Subject to the other terms contained in this Agreement and in the 2003 Plan, you shall have the right to have the Shares issued to you, without payment of any consideration by you to the Corporation, only if and when both the performance goal requirement prescribed in paragraph 3 below and the employment continuation requirement prescribed in paragraph 4 below are complied with. If either the performance goal requirement prescribed in paragraph 3 below or the employment continuation requirement prescribed in paragraph 4 below is not complied with, you shall have no right to receive the Shares.

3.

The performance goal requirement referred to in paragraph 2 above will be complied with if the closing price of the Corporation’s common stock on the NASDAQ is $____ or more for 20 consecutive trading days during the period beginning on the date of this grant and ending on _______.

4.

The employment continuation requirement referred to in paragraph 2 above will be complied with if you remain continuously employed by the Corporation or a subsidiary of the Corporation during the period beginning on the date of this grant and ending on the date the performance goal requirement prescribed in paragraph 3 above is complied with; provided, however, that the Compensation Committee may, in its discretion, deem the employment continuation requirement to be complied with if during such period you experience a “qualifying termination of employment,” as defined in Paragraph 17 of the 2003 Plan.

5.

Notwithstanding the foregoing, in the discretion of the Compensation Committee, the Shares may be issued to you or the Right may be treated in another manner upon occurrence of a “Change in Control” (as defined below). For purposes of this Agreement, a “Change in Control” of the Corporation will occur on the date that (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Jacobson Partners and its affiliates (collectively, “Jacobson Partners”), (A) acquires beneficial ownership, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities and (B) exercises that voting power to replace 50% or more of the directors who were serving on the Board of Directors of the Corporation prior to such acquisition, or (ii) any person other than Jacobson Partners acquires all or substantially all of the assets of the Corporation (whether by purchase, merger or consolidation).

6.

You shall not have any rights of a shareholder of the Corporation in respect of the Shares until the actual issuance of the Shares to you. Furthermore, neither the Right nor any interest in the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by you prior to the actual issuance of the Shares to you.

7.

Nothing contained in this Agreement or in the 2003 Plan, nor any action taken by the Compensation Committee in connection with this Agreement, will confer upon you any right with respect to continuation of your employment by the Corporation or any subsidiary of the Corporation, nor interfere in any way with the right of the Corporation or any subsidiary to terminate your employment at any time.

8.

If, upon or as a result of issuance of the Shares to you or for any other reason, there will be payable by the Corporation any amount for income tax withholding, you will pay such amount to the Corporation to enable it to pay or to reimburse it for paying such income tax withholding. In its discretion, the Compensation Committee may permit satisfaction of an income tax withholding obligation by any other method permitted under Paragraph 23 of the 2003 Plan.

Very truly yours,

Childtime Learning Centers, Inc.

a Michigan corporation

By:

Its:

The above is agreed to and accepted:

By:

Name: